EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, made as of August 1, 1996 by and between COMMAND SECURITY CORPORATION, a New York corporation (the "Company"), and H. RICHARD DICKINSON, a resident of Morristown, New Jersey ("Dickinson").

                                WITNESSETH THAT:

      In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1.    Employment Term.

            1.1 Subject to earlier termination of this Agreement as hereinafter provided, the Company hereby employs Dickinson, and Dickinson hereby agrees to serve the Company, as hereinafter set forth, for the period commencing on the date hereof and terminating on September 31, 1998 (such period being herein referred to as the "Term").

            1.2 Commencing nine (9) months prior to the expiration date of the Term, the Company and Dickinson shall enter into discussions of the terms and conditions to govern any renewal hereof.

      2.    Office; Duties.

            2.1 Dickinson is appointed and shall serve the Company during the Term as Executive Vice President and Chief Financial Officer ("CFO") of the Company and shall have the duties set forth in Appendix A annexed hereto. If Dickinson's duties are changed in a way that materially varies from the duties customarily understood to be commensurate with those offices (or either of them) Dickinson may at his election by notice in writing to the Company treat such variation as a termination without cause, Dickinson's employment hereunder shall terminate thirty (30) days after the giving of such notice if in the first eighteen (18) months of the Term, or six (6) months after the giving of such notice if after the first eighteen (18) months of the Term, and the Company shall pay to and provide Dickinson the amounts and benefits provided described in Section 2.4 hereof. Notwithstanding the foregoing, this section is not intended to extend the Term of this Agreement.

            2.2 Dickinson's primary office shall be located in New York City, with his time apportioned between the Company's New York City office and the Lagrangeville, New York, office as appropriate. He shall not be required to relocate his residence from New Jersey.

            2.3 This agreement may be terminated by the Company for any reason whatsoever, at any time prior to expiration of the Term hereof. In the event the Agreement is to be terminated for Cause, as hereinafter defined, or without Cause during the first eighteen (18) months of the Term, the Company must provide at least thirty (30) days prior notice of termination; in all other cases, the Company must provide at least six (6) months prior written notice of termination. For the purposes of this Agreement, "Cause" shall mean conviction of a crime involving moral turpitude; dishonesty, willful misconduct or breach of fiduciary duty, provided that the dishonesty, willful misconduct or breach of fiduciary duty, as the case may be, involves personal profit to Dickinson of at least $25,000 at the expense of the Company; or a final cease and desist order issued by the Securities and Exchange Commission or state securities regulator, that prohibits Dickinson from performing his principal duties under this Agreement (provided that such a cease and desist order shall not be deemed "Cause" if the actions or omissions underlying the order were taken or omitted by Dickinson with the approval of the Company's board of directors.)

            2.4 In the event this Agreement is terminated by the Company without Cause during the Term, the Company shall pay to Dickinson as severance pay (i) an amount determined by multiplying his "Base Monthly Compensation" by the number of months which remain in the the term including the month of termination (the "Unexpired Balance of the Term") - for example, if Dickinson were terminated

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effective on October, 15, 1997, the amount would be calculated as follows: Base monthly Compensation x 12 without deduction (other than withholding and other typical payroll deductions); (ii) plus, at the Company's election, either the continuation of any then existing coverage, on the same terms in effect at termination, of Dickinson's health, life, disability and medical insurance for the Unexpired Balance of the Term or the prompt payment to Dickinson of an after-tax amount sufficient to continue same; and (iii) the Bonus provided in
Section 3.2. The payments provided in (i) above shall be made in twelve successive equal monthly installments commencing the month following the month in which the termination becomes effective. "Base Monthly Compensation" shall mean Base Compensation in effect at the time of the event triggering payment divided by twelve.

            2.5 It is distinctly understood and agreed that, Dickinson's death or disability after this Agreement has been terminated without cause shall have no effect on the Company's obligations under Sections 2.4 (i) and (iii).

      3.    Compensation,

            3.1 In consideration of the services rendered by Dickinson to the Company in any capacity under this Agreement during Term and subject to the provisions of Sections 5 and 6 below, the Company shall pay Dickinson "Base Compensation" of One Hundred Thirty Thousand Dollars ($130,000.00 per annum) payable in accordance with the Company's payroll practices for executives in effect from time to time.

            3.2 The Company shall annually pay a. bonus to Dickinson in respect of each full fiscal year of the Company (commencing with respect to the fiscal year of the Company ending March 31, 1997) equal to five (5%) percent of the "pre-tax operating profit of the Company" (as hereinafter defined) for the fiscal year then ended in excess of $500,000 but less than $1,000,000 and 1% of the "pre-tax operating profit of the Company" in excess of $1,000,000. Payment of the bonus shall be made within thirty (30) days of the date on which the Company receives, from the outside auditors it retains ("Accountants"), the determination of the "pre-tax operating profit of the Company" for the year in question calculated by the Accountants. A copy of the Accountants, calculation of the bonus shall accompany payment of the bonus. In the event this Agreement expires or is terminated for any reason (other than Cause), the Bonus for the fiscal year ending after such expiration or termination shall be prorated in accordance with the number of months elapsed from the beginning of the fiscal year that ended to the effective date of expiration or termination, as the case may be, but including for proration purposes the month in which such effective date occurs.

            3.3 As used in Section 3.2, the term "pre-tax operating profit of the Company" shall mean, with respect to any fiscal year, the pre-tax profit of the Company for such year, calculated in accordance with generally accepted accounting principles consistently applied, but. with the following adjustments:

      a.    Exclusion of any capital gains or losses.

      b. Exclusion of the within bonus computed pursuant to Section 3.2 as an expense in computing the "pre-tax operating profit of the Company".

      c. Exclusion of Federal income taxes and state and local income and franchise taxes.

            The foregoing list of adjustments is intended to be representative, but not necessarily exhaustive,, in determining the "pre-tax operating profit of the Company", and the parties hereto expressly authorize the Accountants to delete or add adjustments to the list depending on the financial affairs of the Company and the Accountants' understanding of the objectives of Section 3.2 and this Section 3.3, which objectives include the total exclusion of any extraordinary items not resulting from the ordinary course of the Company's business from the determination of "pre-tax operating profit of the Company".

            3.4 Dickinson shall have the right to draw from the Company advances against his bonus for each fiscal year during the Term in an amount not to exceed for such fiscal year, the bonus payable based upon fifty (50%) percent of the estimated "pre-tax operating profit of the Company" for such applicable fiscal year (the "Advance Draw"). The Board of Directors of the Company shall compute the

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Advance Draw, for each applicable fiscal year within 60 days of the beginning of such fiscal year and any such computation shall be final and binding upon the parties hereto. The advances of Dickinson shall be made on the last day of each quarter during the applicable fiscal year in an amount equal to one-quarter of the Advance Draw. Such advances will be deemed to be taken against Dickinson's right at the close of each applicable fiscal year to the bonus as set forth in
Section 3.2 and consequently any amount payable to him as a bonus will be reduced by the amount advanced through the end of the applicable fiscal year. To the extent that advances exceed the amount payable to Dickinson as a bonus for such fiscal year as set forth in Section 3.2, he shall pay the difference to the Company by check within thirty (30) days of the date on which he receives from the Company, the determination of the "pre-tax operating profit of the Company" for the year in question, calculated by the Accountants. This repayment obligation will survive the expiration or termination of this Agreement for any reason and the repayment amount may be set-off against any amounts due
Dickinson.

            3.5 The determination by the Accountants of the definition and the calculation of "pre-tax operating profit of the Company" shall, with the exception of any adjustment not specifically enumerated in Section 3.3(a), (b) or (c), be final, binding and conclusive upon the parties hereto and shall except as aforesaid not be subject to the arbitration under Section 10 or to a court proceeding.

            3.6 Notwithstanding anything herein to the contrary, all payments under this Agreement shall be subject to applicable withholding and other taxes.

            3.7 Dickinson, if elected or appointed a director shall receive no additional compensation therefor and shall resign at the request of the Board of Directors upon termination of his employment.

      4.    Benefits.

            4.1 During the Term, in addition to receiving the payments described in Section 3 hereof, Dickinson, to the extent he is eligible (as any other eligible executive of the Company), shall have the right to participate in any and all group life, hospital, medical and disability insurance plans, and in any retirement, pension or death benefit plans (hereinafter such plans are collectively referred to as the "Company Benefit Plans"), now or hereafter maintained by the Company during the Term and generally offered by the Company to its executive employees. Notwithstanding anything herein to the contrary, Dickinson agrees that he shall not be entitled to participate in, and, he shall be specifically excluded from the 1990 Stock Option Plan of the Company.

      5.    Disability,

            5.1 In the event that during the term hereof Dickinson shall suffer a "Disability", as hereinafter defined, the Company's obligations under this Agreement. shall be unaffected; provided however that if such Disability continues for a period of three consecutive months, (the "Three Month Period") the Company's obligations under this Agreement shall terminate except that Dickinson shall be entitled to (i) Base Compensation for a period of nine months thereafter (the "Nine Month Period") payable monthly during the Nine Month Period, and (ii) the Bonus under Section 3.2 prorated to the end of such Three Month Period; provided further that the amounts provided in clause (i) above shall not be paid, in whole or in part, to Dickinson for (x) any periods in respect of which Dickinson shall be receiving disability benefits under either an "Individual Disability Policy" (as hereinafter defined) or a "Group Policy" (as hereinafter defined), it being the intention of the parties that any such Policy shall be the primary source of such benefits after the passage of any "waiting period" thereunder; or (y) any periods after the expiration of the Term of this Agreement; provided further that if the Company has made payments to Dickinson pursuant to clause (i), above, during and in respect of periods within the Nine Month Period ("Company Paid Periods") and Dickinson shall during the Nine Month Period or thereafter receive disability payments under any such Policy in respect of any Company Paid Periods, Dickinson shall return to the Company the net amounts received by him (such return being a reduction in compensation) from the Company in respect of the Company Paid Periods. If Dickinson should die during the

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Three Month Period the provisions of Section 6 shall govern instead of Section 5 from and after the date of death.

            5.2 Dickinson agrees to make himself available for examination from time to time on prior reasonable notice to a licensed physician appointed by the Company at the Company's expense; in the event that there is a dispute as to whether Dickinson has suffered a Disability, and the Company appointed physician and Dickinson's physician fail to agree, the dispute shall be conclusively determined by a third physician appointed mutually by the Company physician and Dickinson's physician. The fees of such third physician shall be borne in equal shares by Dickinson and the Company.

            5.3 Disability shall mean a condition caused by physical injury or physical or mental illness or disease that renders Dickinson unable to perform his duties hereunder.

            5.4 Dickinson may purchase an individual disability insurance policy (an "Individual Disability Policy") and an amount equal to 1/12th of the annual premium therefor (the "Policy Premium") shall be paid to Dickinson as compensation monthly in the same manner as Base Compensation as provided in
Section 3.1; provided however that if the Company shall make such insurance available to Dickinson on a group basis (a "Group Policy") providing substantially similar coverage, the Company's obligation in respect of the Policy Premium shall cease from and after the date such coverage becomes available; should the Company thereafter cease making such a Group Policy available, the Company's obligation in respect of the Policy Premium shall be renewed.

            6. Death. If Dickinson shall die at any time during the Term, this Agreement shall terminate as of the close of the month in which the death occurs. The Company shall pay to Dickinson's legal representatives an amount equal to his Base Compensation through the end of the month in which death occurs. In addition, the Company shall pay to his legal representative (i) the Bonus payable pursuant to Section 3.2, prorated to the close of the month in which death occurs, and (ii) his Base Monthly Compensation multiplied by six
(6), payable in a lump sum within sixty (6 0) days of the close of the month in which death occurs. In no event will Dickinson also receive a death benefit payment if death occurs during the Nine Month Period defined in Section 5.1.

            7. Vacation Dickinson shall annually be entitled to a period of paid vacation consisting of three (3) weeks.

            8. Expenses

            8.1 In addition to the payments described in Section 3 hereof, the Company shall pay for or reimburse Dickinson for the reasonable expenses incurred by him which are directly related to the Company's business, including expenses for entertainment, travel and similar items, upon presentation by Dickinson of an itemized account of such expenditures. Air travel expenses directly related to the business of the Company shall be deemed "reasonable" within the meaning of this Section 8.1 only if the travel is via business or a lesser class. The Company's obligations hereunder shall survive the expiration or earlier termination of this Agreement with respect to any expense properly incurred by Dickinson prior to the expiration or sooner termination of this Agreement, as the case may be.

            8.2 The Company will provide Dickinson with a 1995 Buick Park Avenue or comparable automobile and pay for all operating and parking expenses during the Term.

      9.    Non-Disclosure and Non-Solicitation

            9.1 Dickinson will not, at any time, other than for the benefit of the Company, exploit, publish or disclose any non-public confidential or proprietary information or trade secrets relating to the business of the Company except: in pursuit of his duties hereunder; as required by law; to the Company's outside auditors or legal counsel; in respect of required financial or other disclosure; to members of the Company's Board of Directors; and to persons within the Company believed by Dickinson, in good faith, to be authorized to receive same. All documents and copies thereof, containing any of the

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same, in the possession of Dickinson as the result of his employment with the
Company or any of its subsidiaries shall be and remain the property of the Company, and shall be surrendered to the Company upon termination of Dickinson's employment.

            9.2.1 Definitions. For the purposes of this paragraph 9.2, the following definitions shall apply:

            9.2.1.1 "Company" -- Command Security Corporation and each of its subsidiaries.

            9.2.1.2 "Client" -- Any person or entity, other than a "Major Client" as defined below, with which the Company has, as of sixty days prior to the date of termination of Dickinson up to and including the date of termination, a guard service agreement (pursuant to which the Company provides such person or entity with security guard services) or a service contract, (pursuant to which the Company provides back office services to such person or entity).

            9.2.1.3 " Key Employee" -- any officer, branch manager or client or account manager of the Company employed by the Company as of sixty days prior to the date of termination of Dickinson up to and including the date of termination;

            9.2.1.4 "Major Clients" -- Park City Estates, Foreign Airlines Operators Committee, British Airways, Wakefern Food Corporation and any Client generating revenue of $500,000 per year, or more, with respect to guard service agreements or $1.0 million per year with respect to service contract clients, as of sixty days prior to the date of termination of Dickinson up to and including the date of termination;

            9.2.1.5 "Solicit" -- Any personal communication by Dickinson (whether in person, in writing, by telephone or otherwise) for the purpose of
(i) encouraging any Client, Major Client, or Key Employee to terminate or alter its business relationship with the Company, or (ii) interfering with the business relationship between the Company and any Client, Major Client or Key Employee.

            9.2.2 During the Term and for the first twelve months following the date of termination of Dickinson, Dickinson shall not Solicit any Client.

            9.2. 3 During the Term and for a period of eighteen (18) months following the date of termination of Dickinson, Dickinson shall not Solicit any Major Client.

            9.2.4 During the Term and for the first twelve months following the date of termination of Dickinson, Dickinson shall not Solicit any Key Employee; provided that if such Key Employee is associated with, or involved in servicing the account of, any Major Client, such prohibition shall extend for eighteen months following the date of Dickinson's termination.

            9.2.5 During the Term and for the first twenty-four (24) months following the termination of Dickinson, Dickinson shall not directly or indirectly employ any Key Employee without the prior written consent of the Company to be given or withheld in its sole discretion. It is expressly, understood that the employment of a Key Employee by an employer of Dickinson will not, in and of itself, constitute a breach of this Agreement.

      10.   Arbitration.

            10.1 Subject to the provisions of the next paragraph of this Section 10, any controversy or claim (other than as provided in Section 3.5, a controversy or claim arising out of or related to the determination by the Accountants of the definition or calculation of "pre-tax operating profit") arising out of or relating to this Agreement, or to performance hereunder, or to the breach hereof, shall be settled by arbitration in the State, City and County of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

            10.2 Notwithstanding the provisions of the initial sentence of this
Section 10, in the event the Company seeks to enforce the specific performance of Section 9 by Dickinson, or to enjoin Dickinson from violating any term, covenant or provision set forth in Section 9, whether or not the Company couples to its demand for specific performance or for injunctive. relief a demand for damages, the Company at its election may institute and prosecute proceedings in any court of competent jurisdiction. In the event the court in which the Company has instituted proceedings, as permitted by the immediately preceding sentence, refuses or fails to grant to the Company equitable relief and the court has not yet passed on the issue of whether the Company should be awarded damages, then the Company shall, without prejudicing its right to renew in court a demand for specific performance or injunctive relief

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for the same or another alleged breach by Dickinson of the provisions of Section
9, have the right to remove the issue of damages from the court and refer such issue to arbitration.

            11. Notices.

            11.1 All notices and consents required or desired to. be given pursuant hereto shall be in writing and shall be deemed properly given if delivered to the addressee, in person, or if mailed, by registered or certified mail, return receipt requested, to the following addresses:

            (a) If to the Company, then at its headquarters at Route 55, Lexington Park, Lagrangeville, New York 12540, with a copy to David J. Pollitzer, Esq., Herzog, Engstrom & Koplovitz, P.C., 99 Pine Street, Albany, NY 12207.

            (b) If to Dickinson, then at his home address at 12 Harwich Road, Morristown, NJ 07960, with a copy to John R. Sachs, Jr., Ohrenstein and Brown, 230 Park Avenue, New York, NY 10169.

            11.2 Any address specified above may be changed by notice given, as herein provided, by the party hereto whose address is being changed to the other party hereto.

            11.3 If any such notice or consent is delivered in person, the date of delivery shall be deemed the date of such notice or consent; and if any notice or consent is mailed, the date of mailing shall be deemed the date of such notice or consent.

            12. Amendment; No Waiver. This Agreement may not be discharged, amended or modified in any manner, except by an instrument in writing signed by both parties hereto and approved by the Board of Directors of the Company. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or any other provision, or of the right of such party thereafter to enforce each and every such provision or other provision in the event of a subsequent breach.

            13. Agreement--Binding Upon Successors, This Agreement shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns; it shall be binding upon Dickinson and inure to the benefit of his heirs, executors, administrators and legal representatives. The performance of Dickinson hereunder may not be delegated.

            14. Legal Fees. In any action, proceeding or arbitration pursuant hereto or in connection herewith, the prevailing party, if any, shall be determined by the trier of fact based upon a balancing of the outcome of all the issues raised therein. The other party shall immediately reimburse to the prevailing party, if any, all costs and expenses, including reasonable counsel fees and disbursements, incurred in connection with such action, proceeding or arbitration.

            15. No Set-Off. Any payment to be made by the Company to or for the benefit of Dickinson hereunder shall, with the exception of normal payroll deductions and Dickinson's pay back obligations under Sections 3.4 and 5.1, if any, be made without deduction or set-off of any kind.

            16. Construction. 16.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

            16.2 Whenever this Agreement requires a proration of a bonus for part of a fiscal year, the "pre-tax operating profit of the Company" to be used in making such prorata calculation shall be equal to the "pre-tax operating profit of the Company" for the fiscal year in which falls the part thereof to be prorated multiplied by a fraction the numerator of which is the number of days in such fiscal year being prorated and the denominator of which is 365 days. If a necessary date for an event falls other than at the end of a month, the proration shall take effect as of the last day of the month in which the event occurs.

            16.3 Nothing in this Agreement shall be construed as limiting such rights to which Dickinson may be entitled as a matter of law, such as COBRA.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           H. Richard Dickinson

                                           /s/


                                           COMMAND SECURITY CORPORATION

                                           By: /s/
                                                  William C. Vassell
                                                  Chairman of the Board

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                                   APPENDIX A

      The duties of Executive Vice President and of Chief Financial Officer are those that are determined by the Board of Directors of the Company so long as such duties are commensurate with each of those offices.

      Notwithstanding the foregoing or any provisions in the By-laws, Dickinson will not have the powers and functions of the President absent a specific resolution of the Company's Board of Directors authorizing such powers and functions.